Exhibit 99.1
[MML Letterhead]
June 15, 2009
The Special Committee of the Board of Directors
Argyle Security, Inc.
12903 Delivery Drive
San Antonio, Texas 78247
Gentlemen:
This letter (the “Letter of Intent”) will confirm the intent and understanding of MML Capital Partners LLC, in its capacity as advisor to, and on behalf of, Mezzanine Management Fund IV ‘A’ L.P. and Mezzanine Management Fund IV Coinvest A L.P. (collectively “MML”), and Argyle Security, Inc. (“Argyle” or the “Company”), regarding the proposed transaction more fully described below to acquire the outstanding shares of common stock and units (the “Common Stock”) of Argyle that MML and Argyle propose to discuss and, subject to the terms and conditions set forth in this Letter of Intent and subsequent agreement of the Parties, to undertake. In this Letter of Intent, MML, on the one hand, and Argyle, on the other hand, are sometimes individually call a “Party” and collectively called the “Parties.” This Letter of Intent supersedes and replaces MML’s May 19, 2009 offer letter.
Founded in 1988, MML is a leading Pan-European and Transatlantic investment management firm. MML has offices in London, Paris, Frankfurt and Stamford, CT and has invested over $1.7 billion in over 80 companies across 11 countries. MML is now investing its fourth fund over which we have discretionary management.
Proposed Transaction. The proposed transaction would allow for the Company’s shareholders to receive a cash purchase price of $2.00 per share or unit, as applicable, subject to certain limited Company shareholders anticipated to rollover their Company common stock as described below.
Structure. The structure and related matters of our proposed transaction contemplated by the transaction include:
•	Acquisition Co. (“Acquisition Co.”) and a wholly owned subsidiary (“Merger Sub”) would be formed, and Merger Sub would be merged with and into Argyle, with Argyle surviving the merger and becoming a wholly owned subsidiary of Acquisition Co.

•	It is anticipated that certain members of the Company’s continuing management team and certain creditors may rollover their shares of Company common stock for Acquisition Co. common stock based on a $2 value per share.
LONDON     PARIS     FRANKFURT     STAMFORD

June 15, 2009
•	Voting and support agreements to be executed by executive management and directors (in their capacity as shareholders) relating to the proposed transaction, subject to any fiduciary out exercised by the Company in termination of the merger agreement.

•	Each outstanding warrant will become exercisable into the right to receive the cash merger consideration per share, however, since the exercise price per share provided in such warrants exceeds the $2.00 merger consideration per share, the assumption is that the warrants will not be exercised and will expire worthless.

•	The definitive agreement would include, in addition to the items set forth in this Letter of Intent, standard and customary representations, warranties, covenants, agreements and closing conditions for a transaction of this nature.
Conditions Precedent. The proposed transaction is subject to certain conditions precedent to the closing of a transaction including:
•	the completion of limited confirmatory due diligence in MML’s sole satisfaction, which will be completed within 45 days from the date this Letter of Intent is executed and delivered by both Parties;

•	cancellation of all compensatory stock options for which the exercise price per share exceeds the $2.00 merger consideration per share pursuant to the terms of the Company’s existing option plan or respective option agreement;

•	cash out of all compensatory stock options for which the exercise per share is less than the $2.00 merger consideration per share pursuant to the terms of the Company’s existing option plan or respective option agreement based on the product of (1) the number of shares of Company common stock underlying such stock option, multiplied by (2) the difference of (A) the $2.00 merger consideration per share and (B) the exercise price per share underlying such stock option;

•	signing of mutually satisfactory definitive agreements within 45 days from the date this Letter of Intent is executed and delivered by both Parties;

•	no default, event of default or acceleration event on any of the Company’s indebtedness will have occurred between the date this Letter of Intent is executed and delivered by both Parties and the closing of the proposed transaction, including as a result of the closing (regardless of whether the date of reporting such event has occurred);

•	during the period between the date this Letter of Intent is executed and delivered by both Parties and the earlier of termination of this Letter of Intent and the execution of definitive documents, the Company is to be managed and operated in the ordinary course of business through the closing, including the absence of the acquisition of any operating business or the issuance of any capital stock of the Company, including in connection with the repayment or prepayment of any indebtedness of the Company or its subsidiaries (other than in connection with the exercise of any currently outstanding warrants or compensatory stock options); and

•	necessary governmental approvals, consents and clearances.

June 15, 2009
Exclusivity. Upon the execution and delivery of this Letter of Intent by the Company, MML will be granted an exclusivity period expiring on the earlier of the execution of a definitive agreement or 45 days after the Company executes this Letter of Intent (the “Exclusivity Period”) in which to complete its confirmatory due diligence and execute definitive documentation with the Company. During the Exclusivity Period, the Company will not, and it will cause its subsidiaries and the respective representatives and agents of the Company and its subsidiaries not to contact, negotiate or discuss with, or solicit any offer from, and third party for the sale of the Company or any of its subsidiaries, its capital stock or any material portion of its assets (by merger, sale of capital stock or assets or otherwise). In addition, the Company will, and will cause its subsidiaries and the respective representatives and agents of the Company and its subsidiaries to cease any pending negotiations or discussions for the sale of the Company or any of its subsidiaries, its capital stock or any material portion of its assets.
Once definitive documents are signed, such documents will provide the Company up to 45 days thereafter (the “Go Shop Period”) to solicit third party acquisition proposals that are more favorable, from a financial point of view, than the proposal contained in this Letter of Intent (a “superior proposal”). If during this Go Shop Period, the Company’s board of directors concludes, in good faith and consistent with its fiduciary duties, that such third party acquisition proposal constitutes a superior proposal, the Company may terminate the definitive acquisition agreement with Acquisition Co. and Merger Sub, subject to the contemporaneous payment of a break up fee to Acquisition Co. equal to 1.5% of implied enterprise value plus reimbursement of all out-of-pocket transaction-related expenses. Acquisition Co. will also be provided a “match right” to revise its offer so as to render the third party acquisition proposal no longer a superior proposal.
In addition, following the Go Shop Period and until the receipt of the required Company shareholder vote for the transaction with Acquisition Co. (the “Extended Unsolicited Offer Period”), the Company, its subsidiaries and their respective representatives and agents may no longer solicit offers, but may furnish information or enter into negotiations or discussions with respect to any unsolicited third party acquisition proposal that the Company’s board of directors determines in good faith is reasonably expected to lead to a superior proposal and which action is required by its fiduciary duties to its stockholders. If during the Extended Unsolicited Period, the Company’s board of directors determines that such third party acquisition proposal constitutes a superior proposal, the Company may terminate the definitive acquisition agreement with Acquisition Co. and Merger Sub, subject to the contemporaneous payment of a break up fee to Acquisition Co. equal to 3.5% of implied enterprise value plus reimbursement of all out-of-pocket transaction-related expenses. Acquisition Co. will also be provided a “match right” to revise its offer so as to render the third party acquisition proposal no longer a superior proposal.
Inspection; Confidentiality. MML and its officers, employees and agents will have the right upon reasonable prior notice and during normal business hours to inspect Argyle’s books and records of accounts, and to consult with its officers, provided that any such inspection or consultation shall be conducted in a manner that does not unreasonably disrupt the operations of the Company’s business, and provided, further, that (a) no contact with Argyle’s employees, agents, suppliers, customers or contract counterparties shall be made without the prior written consent of the Company, and MML and Argyle shall coordinate such contacts in a manner such that all such contacts shall be made jointly with a representative of the Company, if the Company so desires and (b) no access or information shall be required to be provided if such access or disclosure would violate a confidentiality obligation to which the Company is subject or would waive the Company’s attorney-client privilege as to any material matter. Except as required by applicable law, MML will, and it will cause all of its representatives to keep all information disclosed to them pursuant to this paragraph in confidence and not disclose such information until such information becomes public through no fault of MML or its representatives.

June 15, 2009
Brokers. Neither MML, Argyle nor any of their respective representatives, has employed any broker, agent, or finder, or incurred any liability for any brokerage fees, agents’ fees, commissions, or finders’ fees in connection with this Letter of Intent, provided that, Argyle (or any special committee of its board of directors) will be permitted to engage a single financial advisor in connection with its consideration of the transactions contemplated by this Letter of Intent and to deliver a fairness opinion with respect thereto.
Standstill. MML agrees that from the date of execution of this letter until the earlier of termination of this Letter of Intent, termination of the definitive agreement relating to the transactions contemplated hereby or the closing of the transactions contemplated hereby (the “Standstill Period”), except with respect to the transaction contemplated by this Letter of Intent or the related definitive agreement or as specifically invited by the Company board of directors, it shall not, nor shall MML permit any of its affiliates (as such term is defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to, agree, or advise, assist, encourage, provide information or provide financing to others, individually or collectively, directly or indirectly: (1) effect or seek, offer or propose (whether publicly or otherwise) or otherwise participate in (A) any acquisition of any voting securities (or beneficial ownership thereof) or rights or options to acquire any voting securities (or beneficial ownership thereof) or assets, or businesses of the Company or any of its subsidiaries (other than with respect to the conversion of securities of the Company owned by MML or its affiliates as of the date of this Letter of Intent), (B) any tender or exchange offer or merger or other business combination involving the Company or any of its “significant subsidiaries” (as such term is defined under Regulation S-X promulgated under the Exchange Act), or assets of the Company or its subsidiaries constituting 15% or more of the consolidated assets of the Company and its subsidiaries, or (C) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its significant subsidiaries, (2) make, or become a participant in, any “solicitation” of “proxies” (as such terms are defined in Regulation 14A promulgated by the Securities and Exchange Commission) or consent to vote any voting securities of the Company or any of its subsidiaries, or otherwise advise any person with respect to the voting of any voting securities of the Company or any of its subsidiaries, (3) with the exception of the effect of any voting and support agreements with executive management and directors, form, join, become a member or in any way participate in a “group” (within the meaning of Rule 13d-5 under the Exchange Act) with respect to the voting securities of the Company or any of its significant subsidiaries, (4) otherwise act, alone or in concert with others, to seek to control or influence the board of directors of the Company or its significant subsidiaries, or (5) advise, assist, arrange, or otherwise enter into any discussions or arrangements with any third party with respect to any of the foregoing prohibited conduct. MML also agrees during such period not to request the Company (or any of its directors, officers, employees or other representatives), directly or indirectly, to amend or waive any provision of this Paragraph (including this sentence).
Governing Law. This Letter of Intent and the definitive agreement as well as all other agreements contemplated hereby and thereby shall, to the fullest extent permitted under applicable law, be governed by and interpreted under and in accordance with the laws of the State of Texas and the United States applicable in Texas (other than with respect to matters governed by the Delaware General Corporation Law (“DGCL”), to which the DGCL shall apply).
Counterparts. This Letter of Intent may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. Delivery of a copy of this Letter of Intent bearing an original signature by facsimile transmission or by electronic mail in “portable document format” form shall have the same effect as physical delivery of the paper document bearing the original signature.

June 15, 2009
Termination; Binding Provisions. This Letter of Intent shall terminate 45 days from its execution by the Company. Once so executed, this Letter of Intent may be extended or terminated at any time by mutual agreement of its parties. Except for the provisions under the heading “Exclusivity,” “Inspection; Confidentiality,” “Brokers,” “Standstill,” “Governing Law,” “Counterparts” and “Termination; Binding Provisions” which are binding, the terms of this letter are non-binding and no agreement, arrangement or undertaking between the parties shall be created until such time as definitive transaction documents have been executed and delivered by the parties and all other appropriate persons, and the definitive transaction documents have been approved by the Company’s board of directors.
[Signature Page Follows]

June 15, 2009
If the foregoing correctly sets forth our declaration of the parties’ intent to proceed in a transaction and the preparation of definitive documents on a basis consistent with this Letter of Intent, please so indicate by signing this Letter of Intent in the space provided below and returning a copy to the undersigned.

Very truly yours, MML Capital Partners LLC
By:	/s/ Robert M. Davies
Name:	Robert M. Davies
Title:	Managing Director

Agreed to and accepted by:

Argyle Security, Inc.

By:	/s/ Bob Marbut
Name:	Bob Marbut
Title:	Chief Executive Officer
Date: June 15, 2009